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                                                                    Exhibit 99.1


NEWS RELEASE

  MARVELL(R) INTRODUCES FEATURE-RICH YUKON(TM) GIGABIT ETHERNET CONTROLLER FOR
                              DESKTOP APPLICATIONS

   Amends Existing Intel Agreement to Speed Market Deployment of Yukon Product

Sunnyvale, CA. (October 11, 2002) - Marvell(R) (NASDAQ: MRVL), a technology leader in the development of extreme broadband communications solutions, today introduced its Yukon Gigabit Ethernet controller, offering OEMs "future-proofed" 10/100/1000 plug-and-play PC network connections. The Marvell single-chip Yukon device integrates the Company's market-leading Alaska(R) Gigabit PHY with its proven Gigabit MAC and its complete suite of software drivers. Marvell's Yukon product further extends the Company's leadership in driving cost-effective 10/100/1000 solutions to the desktop and in offering accelerated Gigabit Ethernet deployment.

The Yukon product is the first desktop solution in the industry to incorporate advanced cable diagnostics by incorporating Marvell's Virtual Cable Tester(TM)
(VCT) technology. VCT enables IT managers to easily identify cabling issues with pinpoint accuracy, thus significantly reducing network deployment and maintenance costs. In fact with VCT, deploying Gigabit Ethernet is now more cost-effective than deploying Fast Ethernet.

The Yukon product is optimized for 32-bit PCI clients, and is the world's first single-chip Gigabit Ethernet PCI product in a 128-pin LQFP package. With the lowest pin count for such a device, the Yukon product minimizes board space, simplifies signal routing and reduces the number of required PCB layers, resulting in the most cost-effective motherboard and low profile NIC implementation on the market today.

Marvell's Yukon product delivers the most comprehensive suite of software device drivers, and makes the Yukon product ideal for client applications. As a result of the acquisition of SysKonnect GmbH, Marvell is the only merchant silicon provider that supplies a comprehensive suite of software device drivers for all operating system platforms, including Microsoft(R) Windows(R) 98/Me, NT, 2000, and XP, Linux, SUN(R) OS, IBM(R) AIX((TM)), Novell Netware, and HP(R)-UX. Along with its Yukon product offering, Marvell provides a complete reference design for quick time-to-market implementations.

"After completing millions of unit shipments of Gigabit Ethernet devices, Marvell brings high-integration, high-volume economics to 10/100/1000 LOM/NIC implementations, and makes triple speed the logical choice for new desktop network connections. As a result of this cost-effective product offering, Marvell makes choosing Gigabit Ethernet an easy decision for OEMs by allowing them to standardize on a reliable, plug-and-play, triple speed client network connection," stated Ali Khan, Marvell's NIC/LOM Product Marketing Manager for the Communications Business Group.

"The natural evolution of technology suggests that soon every PC will come standard with 10/100/1000, completing the transition of Gigabit to the desktop. With the addition of our single-chip Yukon device to our broad portfolio of Gigabit-based PHY and switch products, Marvell is now the industry leader in providing the most complete and robust Gigabit solution from the client to the switch," Khan further stated. "Our solution will enable OEMs to standardize on Gigabit Ethernet in all PCs."

In announcing its Yukon product, Marvell also announced an amendment to its product development agreement with Intel Corporation. Under this amendment, Marvell agreed to develop a new
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integrated device for Intel. Furthermore under the amendment, Marvell and Intel agreed to eliminate product introduction notice requirements and certain joint marketing obligations that existed in the prior agreement. This amendment permits the companies to extend their current product development efforts, while allowing Marvell to freely market and sell its Yukon device.

AVAILABILITY

The Yukon desktop device and reference design are now available.

ABOUT MARVELL

Marvell (NASDAQ: MRVL) is the leading global semiconductor provider of complete broadband communications solutions for the data communications and storage markets. The Company's diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking. As used in this release, the terms "Company" and "Marvell" refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Galileo Technology Ltd., and SysKonnect GmbH. MSI is headquartered in Sunnyvale, Calif., and designs, develops and markets products on behalf of MIL and MAPL. MSI may be contacted at (408) 222-2500 or at www.marvell.com.

SAFE HARBOR STATEMENT OF MARVELL UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release contains forward-looking statements based on projections and assumptions about our products and our markets. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should," and their variations identify forward-looking statements. Statements that refer to, or are based on projections, uncertain events or assumptions also identify forward-looking statements. All such statements are not guarantees of results and are subject to risks and uncertainties. Some risks and uncertainties that may adversely impact the statements in this release include, but are not limited to, the timing, cost and successful completion of development and volume production, end-customer qualification and adoption, and the timing, pricing, rescheduling, or cancellation of orders. For other factors that could cause Marvell's results to vary from expectations, please see the sections titled "Additional Factors That May Affect Future Results" in Marvell's annual report on Form 10-K for the year ended February 2, 2002 and Marvell's subsequent reports on Form 10-Q. We undertake no obligation to revise or update publicly any forward-looking statements.

Marvell(R), the Marvell logo, Virtual Cable Tester, and Yukon are trademarks of Marvell. All other trademarks are the property of their respective owners.
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For further information, contact:   Kathryn Gentry
                                    Director, Corporate Communications
                                    Marvell Semiconductor, Inc.
                                    Tel.: 408.222.2500
                                    E-mail: kathy@marvell.com

                                    Ali Khan
                                    Product Marketing Manager
                                    Marvell Semiconductor, Inc.
                                    Tel.: 408.222.2500
                                    E-mail: akhan@marvell.com